Exhibit 24

                                           CONFIRMING STATEMENT



This Statement confirms that the undersigned, Michael A. Stein, has authorized and designated Craig L. McKibben, Edward Bramson and Gerard L. Eastman, or any one of them, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Nautilus, Inc. The authority of Craig L. McKibben, Edward Bramson and Gerard L. Eastman under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Nautilus, Inc., unless earlier revoked in writing. The undersigned acknowledges that Craig L. McKibben, Edward Bramson and Gerard L. Eastman are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date: January 2, 2008


                                           By:/s/ Michael A. Stein
                                              ----------------------------------
                                              Michael A. Stein